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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)(1)

                        CRESUD SOCIEDAD ANONIMA COMERCIAL
                            INMOBILIARIA FINANCIERA Y
                                  AGROPECUARIA
                                  "CRESUD INC."
             -----------------------------------------------------
                                (Name of Issuer)

                        COMMON STOCK, PAR VALUE 1.00 PESO
                                   PER SHARE
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    226406106
             -----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)


----------

      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No.  226406106                  13G                      Page 2 of 6 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   1.       Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only)

            Jefferies & Company, Inc.
            95-2622900
--------------------------------------------------------------------------------
   2.       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3.       SEC Use Only

--------------------------------------------------------------------------------
   4.       Citizenship or Place of Organization

            Delaware
--------------------------------------------------------------------------------
                   5.     Sole Voting Power

                          0
                   -------------------------------------------------------------
   Number of       6.     Shared Voting Power
    Shares
 Beneficially             29,898,404 shares of common stock
 Owned by Each     -------------------------------------------------------------
   Reporting       7.     Sole Dispositive Power
  Person With
                          0
                   -------------------------------------------------------------
                   8.     Shared Dispositive Power

                          29,898,404 shares of common stock
--------------------------------------------------------------------------------
   9.       Aggregate Amount Beneficially Owned by Each Reporting Person

            29,898,404 shares of common stock
--------------------------------------------------------------------------------
   10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)                                               [ ]

--------------------------------------------------------------------------------
   11.      Percent of Class Represented by Amount in Row (9)

            12.0%
--------------------------------------------------------------------------------
   12.      Type of Reporting Person (See Instructions)

            BD
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No.  226406106                  13G                      Page 3 of 6 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   1.       Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only)

            Jefferies Group, Inc.
            95-4719745
--------------------------------------------------------------------------------
   2.       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3.       SEC Use Only

--------------------------------------------------------------------------------
   4.       Citizenship or Place of Organization

            Delaware
--------------------------------------------------------------------------------
                   5.     Sole Voting Power

                          0
                   -------------------------------------------------------------
   Number of       6.     Shared Voting Power
    Shares
 Beneficially             29,898,404 shares of common stock
 Owned by Each     -------------------------------------------------------------
   Reporting       7.     Sole Dispositive Power

                          0
                   -------------------------------------------------------------
                   8.     Shared Dispositive Power

                          29,898,404 shares of common stock
--------------------------------------------------------------------------------
   9.       Aggregate Amount Beneficially Owned by Each Reporting Person

            29,898,404 shares of common stock
--------------------------------------------------------------------------------
   10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)                                               [ ]
--------------------------------------------------------------------------------
   11.      Percent of Class Represented by Amount in Row (9)

            12.0%
--------------------------------------------------------------------------------
   12.      Type of Reporting Person (See Instructions)

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No.  226406106                  13G                      Page 4 of 6 Pages
--------------------------------------------------------------------------------


Item 1.

        (a)    Name of Issuer:

               CRESUD SOCIEDAD ANONIMA COMERCIAL INMOBILIARIA FINANCIERA Y AGROPECUARIA ("CRESUD INC.")

         (b)   Address of Issuer's Principal Executive Offices:

               Moreno 877, 23rd Floor, (C1091AAQ) Buenos Aires, Argentina

ITEM 2.

        (a)    Name of Person Filing:

               Jefferies & Company, Inc.

               Jefferies Group, Inc.

        (b)    Address of Principal Business Office or, if none, Residence:

               520 Madison Ave., 12th Floor
               New York, NY  10022

        (c)    Citizenship:

               Delaware

        (d)    Title of Class of Securities:

               Common Stock, par value 1.00 Peso per share

        (e)    CUSIP Number:

               226406106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)    [X]  Broker or dealer registered under Section 15 of the Act (15
                    U.S.C. 78o);

        (b)    [ ]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                    78c);

        (c)    [ ]  Insurance company as defined in Section 3(a)(19) of the Act
                    (15 U.S.C. 78c);

        (d)    [ ]  Investment company registered under Section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8);

        (e)    [ ]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

        (f)    [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g)    [X]  A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

        (h)    [ ]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)    [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)    [ ]  Group, in accordance with Rule13d-1(b)(1)(ii)(J).

--------------------------------------------------------------------------------
CUSIP No.  226406106                  13G                      Page 5 of 6 Pages
--------------------------------------------------------------------------------


ITEM 4. OWNERSHIP.

        (a)    Amount beneficially owned:                             29,898,404

        (b)    Percent of class:                                      12.0%

        (c)    Number of shares as to which the person has:

               (i)    Sole power to vote or to direct the vote:       0

               (ii)   Shared power to vote or direct the vote:        29,898,404

               (iii)  Sole power to dispose or direct the
                      disposition of:                                 0

               (iv)   Shared power to dispose or direct the
                      disposition of:                                 29,898,404

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

        Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

        Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF A GROUP.

        Not Applicable.

ITEM 10.  CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------
CUSIP No.  226406106                  13G                      Page 6 of 6 Pages
--------------------------------------------------------------------------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



          Date:  February 14, 2007           Jefferies & Company, Inc.



                                             By:  /s/ Roland T. Kelly
                                                  ------------------------------
                                                  Roland T. Kelly
                                                  Vice President and
                                                  Assistant General Counsel

          Date:  February 14, 2007           Jefferies Group, Inc.



                                             By:  /s/ Roland T. Kelly
                                                  ------------------------------
                                                  Roland T. Kelly
                                                  Assistant Secretary

Jefferies & Company, Inc. and Jefferies Group, Inc. agreed to jointly file a
Schedule 13G and amendments thereto to report beneficial ownership of shares of common stock of CRESUD SOCIEDAD ANONIMA COMERCIAL INMOBILIARIA FINANCIERA Y AGROPECUARIA.